Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WALGREENS BOOTS ALLIANCE, INC.

FIRST: The name of the corporation is Walgreens Boots Alliance, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: (1) A director of the Corporation shall not be personally liable either to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Neither amendment nor repeal of this paragraph (1) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (1) shall eliminate or reduce the effect of this paragraph (1) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (1) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the DGCL is hereafter amended to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, testifies in, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, including in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. The Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing such indemnification.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

(4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.